Codorus Valley Bancorp, Inc. Reports Earnings and Declaration of Dividends

FOR IMMEDIATE RELEASE -- York, Pennsylvania (April 14, 2008) -- Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, today announced earnings of $1,523,000 or $.39 per share ($.38 diluted) for the quarter ended March 31, 2008.  This represents a $246,000 or 14% decrease below the $1,769,000 or $.46 per share ($.45 diluted) earned in the first quarter of 2007.
The first quarter of 2007 included the favorable impact of an $839,000 pre-tax ($554,000 after-tax) recovery of loan losses that were incurred by PeoplesBank during 2002-2003.  Due to the adequacy of the company’s allowance for loan losses at March 31, 2007 the full amount of the recovery was recorded as a reduction to the loan loss provision at that time.
On a comparable basis, net income for quarter ended March 31, 2008 increased $308,000 or 25% above first quarter 2007 adjusted ($1,769,000 less $554,000 the after-tax effect of the loan loss recovery). The increase in current quarter earnings was attributable to increases in net interest income and noninterest income, which more than offset an increase in noninterest expense.  The increase in net interest income was due in part to decreased funding costs, particularly floating rate money market deposits, whose rates and volumes declined in response to aggressive interest rate cuts by the Federal Open Market Committee of the Federal Reserve. The recovery of interest income from two large delinquent commercial loans also positively impacted net interest income. The increase in noninterest income was primarily attributable to an increase in fees and commissions from the sale of mutual fund, annuity and insurance products.  The increase in noninterest expense was primarily attributable to personnel expense, which reflected staff additions to support business growth.
On March 31, 2008, total assets were approximately $610 million, representing a $37 million or 6% increase above March 31, 2007.  Additional detailed financial information is provided in the Financial Highlights section of this Press Announcement.
“In today’s challenging economic environment, we are quite pleased with the continued strong performance of our company,” said Larry J. Miller, Vice Chairman, President and CEO. “The coming months are expected to continue to place pressure on the financial services industry and the economy as a whole.”
In other news, on April 8, 2008, Codorus Valley’s Board of Directors declared a regular quarterly cash dividend of $.14 per share, payable on or before May 13, 2008 to shareholders of record April 22, 2008. In addition, a 5% stock dividend was declared, payable on or before June 12, 2008 to shareholders of record April 22, 2008.
Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, a Codorus Valley Company, with 15 financial centers in York County, Pennsylvania and Hunt Valley, Maryland. In addition to a full range of business and consumer banking services, the company also offers mortgage banking, wealth management, and real estate settlement services.  Additional information is available on the bank’s website at www.peoplesbanknet.com.

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Announcement.  These forward-looking statements are subject to risks and uncertainties.  Forward-looking statements include information concerning possible or assumed future results of operations of the corporation and its subsidiaries.  When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Announcement, the Company is making forward-looking statements.  Note that many factors could affect the future financial results of the corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Announcement. Those factors include, but are not limited to: credit risk, changes in market interest rates, competition, economic downturn or recession, and government regulation and supervision.  The Company undertakes no obligation to update or revise any forward-looking statements.

Questions or comments concerning this Press Announcement should be directed to the following:

Larry J. Miller Vice-Chairman, President, and CEO Codorus Valley Bancorp, Inc. 717-747-1500 888-846-1970 lmiller@peoplesbanknet.com	Jann Allen Weaver Treasurer Codorus Valley Bancorp, Inc. 717-747-1502 888-846-1970 jweaver@peoplesbanknet.com

Condensed Consolidated Statements of Income
(in thousands of dollars, except per share data)

	Three months ended
	March 31,
	2008	2007
Interest income	$9,397	$9,206
Interest expense	3,956	4,581
Net interest income	5,441	4,625
Provision for (recovey of) loan losses	150	(919)
Noninterest income	1,511	1,227
Gain on sale of mortgages	60	94
Noninterest expense	4,797	4,456
Income before income taxes	2,065	2,409
Income taxes	542	640
Net income	$1,523	$1,769
Basic earnings per share	$0.39	$0.46
Diluted earnings per share	$0.38	$0.45

Condensed Consolidated Statements of Financial Condition
(in thousands of dollars)

	March 31,	December 31,	March 31,
	2008	2007	2007
Cash and short term investments	$37,152	$39,053	$38,593
Investment securities	83,750	84,369	83,530
Loans	465,186	447,497	426,516
Allowance for loan losses	(3,592)	(3,434)	(3,046)
Premises and equipment, net	10,654	10,252	10,347
Other assets	16,467	16,870	16,762
Total assets	$609,617	$594,607	$572,702

Deposits	$524,699	$511,968	$481,296
Borrowed funds	30,373	30,660	43,043
Other liabilities	4,876	3,564	4,080
Shareholders’ equity	49,669	48,415	44,283
Total liabilities and shareholders' equity	$609,617	$594,607	$572,702

Selected Financial Data

	Quarterly
	2008	2007	2007	2007	2007
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$1,523	$1,337	$1,641	$1,627	$1,769
Basic earnings per share	$0.39	$0.34	$0.42	$0.42	$0.46
Diluted earnings per share	$0.38	$0.34	$0.41	$0.41	$0.45
Cash dividends per share	$0.133	$0.181	$0.129	$0.123	$0.122
Book value per share	$12.63	$12.33	$12.07	$11.60	$11.47
Average shares outstanding	3,928	3,922	3,875	3,867	3,862
Average diluted shares outstanding	3,979	3,982	3,963	3,963	3,957

Performance Ratios (%)
Return on average assets	1.02	0.91	1.12	1.13	1.28
Return on average equity	12.49	11.04	14.30	14.45	16.13
Return on average realized equity (2)	12.67	11.09	14.14	14.38	16.03
Net interest margin (3)	4.07	4.17	4.03	3.91	3.76
Efficiency ratio (4)	66.3	67.6	66.4	63.7	72.3

Asset Quality Ratios (%)
Net loan charge-offs (recoveries) to average loans (5)
average loans (5)	(0.01)	(0.02)	0.01	(0.02)	(0.82)
Allowance for losses to total loans	0.78	0.77	0.69	0.71	0.71
Nonperforming assets to total loans
and other real estate	2.24	2.25	1.02	1.72	0.99

Capital Ratios (%)
Average equity to average assets	8.13	8.24	7.86	7.82	7.91
Tier 1 leverage capital ratio	9.70	9.84	9.69	9.58	9.73
Tier 1 risk-based capital ratio	11.76	12.14	11.95	11.77	11.86
Total risk-based capital ratio	12.49	12.86	12.59	12.43	12.53

(1) per share amounts and shares outstanding were adjusted for stock dividends
(2) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities
(3) net interest income (tax-equivalent) as a percentage of average earning assets
(4) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)
(5) quarterly net loan charge-offs (recoveries) are annualized